Form of Group Flexible Premium Variable Adjustable Life Insurance Certificate

Item 30.  Exhibit (d) ii.

Massachusetts Mutual Life Insurance Company

Springfield, MA 01111-0001

Group Flexible Premium Variable Adjustable Life Insurance

Certificate

CERTIFICATE NUMBER	[0 000 000]

INSURED	[JOHN DOE]

POLICYHOLDER	[SMITH & JONES]

READ THIS CERTIFICATE CAREFULLY. We have used examples to explain some of its provisions. These examples do not reflect the actual amounts or status of this certificate (“Certificate”). In this Certificate, the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

Subject to the terms and provisions of this Certificate, we will pay the death benefit to the Beneficiary when due proof of the Insured’s death is received at our Administrative Office.

For service or information on this Certificate, contact our Administrative Office.

YOU HAVE A RIGHT TO RETURN THIS CERTIFICATE. If you decide not to keep this Certificate, return it within ten days after you receive it. The Certificate may be returned by delivering or mailing it to our Administrative Office. Then, this Certificate will be as though it had never been issued. We will promptly refund: (a) any premium paid for this Certificate; plus (b) interest credited to this Certificate under the Guaranteed Principal Account; plus or minus (c) an amount that reflects the investment experience of the investment divisions of the Separate Account under this Certificate to the date this Certificate is received by us; minus (d) any amounts borrowed or withdrawn.

[	/s/ Roger W. Crandall	]	[	/s/ Pia Flanagan	]

	President			Secretary

This Certificate provides that:	Insurance is payable upon death of the Insured.
Within specified limits, flexible premiums may be paid during the Insured’s lifetime.
This Certificate and any riders are non-participating.

The amount of death benefit and the duration of insurance coverage may be fixed or variable.

The variable account value of the Certificate may increase or decrease in accordance with the experience of the Separate Account. There are no minimum guarantees as to the variable account value.

The fixed account value of the Certificate earns interest at a rate not less than the minimum annual rate set forth in the Certificate Specifications.

GVULCM-2015

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Table of Contents

CERTIFICATE SPECIFICATIONS	1
DEFINITIONS	2
LIFE BENEFITS	4
Rights Of Owner	4
Assigning The Certificate	4
Changing The Owner Or Beneficiary	4
DEATH BENEFIT	4
Amount Of Death Benefit	4
Death Benefit Options	5
Minimum Death Benefit	5
Changes In The Death Benefit Option	5
When We Pay	5
Interest On Death Benefit	6
Suicide Exclusion	6
Increases In The Selected Face Amounts	6
Limitations On Increases	7
Documentation Of Increases	7
Decreases In The Selected Face Amount(s)	7
PREMIUM PAYMENTS	7
Minimum Initial Premium	7
Planned Premiums	7
Premium Flexibility	8
Where To Pay Premiums	8
Right To Refund Premiums	8
Net Premium	8
Allocation Of Net Premiums	8
THE SEPARATE ACCOUNT AND THE GUARANTEED PRINCIPAL ACCOUNT	9
The Separate Account	9
Changes In The Separate Account	9
Accumulation Units	9
Purchase And Sale Of Accumulation Units	10
The Guaranteed Principal Account	10
ACCOUNT VALUES	10
Account Value Of Certificate	10
Variable Account Value Of Certificate	10

Fixed Account Value Of Certificate	11
Transfers Of Values	11
Limitations On Transfers	11
MONTHLY CHARGES	12
Monthly Charges	12
Grace Period And Termination	14
REINSTATEMENT	14
When Reinstatement Can Be Made	14
Requirements To Reinstate	14
SURRENDERS AND WITHDRAWALS	15
Right To Surrender	15
Cash Surrender Value	15
Making Withdrawals	15
How We Pay	16
LOANS	16
Right To Make Loans	16
Effect Of Loan	17
Maximum Loan Available	17
Interest On Loans	17
Certificate Debt Limit	17
Repayment Of Certificate Debt	18
Other Borrowing Rules	18
THIS CERTIFICATE IS NON-PARTICIPATING	18
GENERAL PROVISIONS	18
Entire Contract	18
Continuation Of Insurance	19
Representations And Contestability	19
Misstatement Of Age	19
Meaning Of In Force	20
Paid-up Certificate Date	20
Status For Federal Tax Purposes	20
Annual Report	20
Amending This Certificate	20
NOTES ON OUR COMPUTATIONS	21
Net Investment Factor	21
Accumulation Unit Value	21
Adjustments Of Units And Values	21
Basis Of Computation	21
Method Of Computing Values	21

GVULCM-2015

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CERTIFICATE SPECIFICATIONS

GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
POLICYHOLDER	[SMITH & JONES]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE	[35]
ISSUE DATE	[JAN 01 2019]	BASE SELECTED FACE AMOUNT	[$100,000]
CERTIFICATE DATE	[JAN 01 2019]	SUPPLEMENTAL SELECTED FACE AMOUNT	[$10,000]
PAID-UP CERTIFICATE DATE [JAN 01 2084]

THESE CERTIFICATE SPECIFICATIONS SHOW SPECIFIC INFORMATION ABOUT THIS CERTIFICATE AND ARE REFERRED TO THROUGHOUT THE CERTIFICATE.

DEATH BENEFIT OPTION	[A]

PREMIUM INFORMATION

MINIMUM INITIAL PREMIUM	[$500.00]
PLANNED PREMIUM	[$500.00]
PLANNED PREMIUM FREQUENCY	[ANNUAL]

A NET PREMIUM WILL NOT BE LESS THAN [90.00%] OF PREMIUMS PAID.

LIMIT ON TOTAL PREMIUM PAYMENTS:

[None.]

[As of any date, the maximum limit on the sum of premiums paid under this Certificate is the greater of items (A) or (B) below. This limit may be revised if this Certificate is changed. These changes include, but are not limited to, withdrawals, changing the Base Selected Face Amount and/or Supplemental Selected Face Amount or Death Benefit Option, and adding or cancelling riders. If the limit is revised, revised Certificate Specifications will be sent.

A.	$10,885.78; or
B.	$1,015.70 multiplied by the result of one (1) plus the number of full Certificate Years elapsed.]

CERTIFICATE CHARGES AND FEES:

MAXIMUM MORTALITY & EXPENSE RISK CHARGE PERCENTAGE:      [1.0%].

MAXIMUM COST OF INSURANCE CHARGES: See the Table(s) of Maximum Cost of Insurance Charges.

MAXIMUM LOAN INTEREST RATE EXPENSE CHARGE:

LOANS TAKEN IN CERTIFICATE YEARS 1-20 3.00%

LOANS TAKEN IN CERTIFICATE YEARS 21 AND LATER 2.50%

RIDERS ATTACHED TO THIS CERTIFICATE:

Accelerated Benefits For Terminal Illness Rider

[Overloan Protection Rider]

[Accidental Death Benefit Rider]

[Children’s Level Term Life Insurance Rider]

[Spouse Level Term Life Insurance Rider]

[Waiver of Monthly Charges Rider]

GVLCM II-2019sp	1

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BASIS OF COMPUTATION:

THIS CERTIFICATE HAS BEEN ISSUED ON A UNISEX RATE BASIS.

MORTALITY TABLE:     150% TIMES THE 2017 COMMISSIONER’S STANDARD ORDINARY AGE LAST BIRTHDAY ULTIMATE MORTALITY TABLE

MINIMUM ANNUAL INTEREST RATE ON THE FIXED ACCOUNT VALUE: [1%] PER YEAR

LOAN INTEREST RATE: LOANS TAKEN IN CERTIFICATE YEARS 1-20 [4%]

                                               LOANS TAKEN IN CERTIFICATE YEARS 21 AND LATER [3.5%]

SEPARATE ACCOUNT INFORMATION

THE SEPARATE ACCOUNT REFERRED TO IN THIS CERTIFICATE IS MASSACHUSETTS MUTUAL VARIABLE LIFE SEPARATE ACCOUNT [I].

THE DIVISIONS OF THE SEPARATE ACCOUNT ARE:

[Fidelity® VIP Contrafund® Division

Ivy VIP Asset Strategy Division

MML Aggressive Allocation Division
MML American Funds Core Allocation Division
MML American Funds® Growth Division
MML American Funds® International Division
MML Balanced Allocation Division
MML Blend Division
MML Blue Chip Growth Division
MML Conservative Allocation Division
MML Dynamic Bond Division
MML Equity Division
MML Equity Income Division
MML Focused Equity Division
MML Foreign Division
MML Fundamental Growth Division
MML Fundamental Value Division
MML Global Division
MML Growth & Income Division
MML Growth Allocation Division
MML High Yield Division
MML Income & Growth Division
MML Inflation-Protected and Income Division
MML International Equity Division
MML Large Cap Growth Division
MML Managed Bond Division
MML Managed Volatility Division
MML Mid Cap Growth Division
MML Mid Cap Value Division
MML Moderate Allocation Division
MML Short-Duration Bond Division
MML Small Cap Equity Division
MML Small Cap Growth Equity Division
MML Small Company Value Division
MML Small/Mid Cap Value Division
MML Strategic Emerging Markets Division
MML Total Return Bond Division

GVLCM II-2019sp	1a

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MML U.S. Government Money Market Division
Oppenheimer Discovery Mid Cap Growth Division
Oppenheimer Global Division
Oppenheimer Global Multi-Alternatives Division
Oppenheimer Global Strategic Income Division
Oppenheimer International Growth Division
Oppenheimer Main Street Division]

GVLCM II-2019sp	1a Continued

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GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]
RIDER ISSUE DATE	[JAN 01 2019]

WAIVER OF MONTHLY CHARGES RIDER

THE WAIVER OF MONTHLY CHARGES RATES ARE FOR EACH $100 OF TOTAL MONTHLY CHARGE EXCLUDING THE WAIVER CHARGE

ATTAINED AGE	RATE	ATTAINED AGE	RATE

[18	4.608360	44	9.888990
19	4.578240	45	10.294730
20	4.548120	46	10.700470
21	4.590000	47	11.106210
22	4.630920	48	11.281950
23	4.741920	49	11.457690
24	4.851000	50	11.633440
25	4.940640	51	11.809170
26	4.959000	52	11.984920
27	4.976640	53	11.793190
28	4.993560	54	11.601460
29	5.009760	55	11.409740
30	5.042160	56	11.218010
31	5.073600	57	11.026280
32	5.104080	58	10.283330
33	5.067360	59	9.540380
34	5.084840	60	8.797430
35	5.483870	61	8.054470
36	5.882900	62	7.311520
37	6.281940	63	7.311520
38	6.841050	64	7.311520]
39	7.400170
40	7.959280
41	8.518400
42	9.077510
43	9.483250

GVLCM II-2019sp	1b

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GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]
RIDER ISSUE DATE	[JAN 01 2019]

ACCIDENTAL DEATH BENEFIT RIDER (ADBR)

THE ADBR RATES ARE FOR EACH $1,000 OF ADBR BENEFIT AMOUNT

ATTAINED AGE	RATE	ATTAINED AGE	RATE

[18	0.025	44	0.025
19	0.025	45	0.025
20	0.025	46	0.025
21	0.025	47	0.025
22	0.025	48	0.025
23	0.025	49	0.025
24	0.025	50	0.025
25	0.025	51	0.025
26	0.025	52	0.025
27	0.025	53	0.025
28	0.025	54	0.025
29	0.025	55	0.025
30	0.025	56	0.025
31	0.025	57	0.025
32	0.025	58	0.025
33	0.025	59	0.025
34	0.025	60	0.025
35	0.025	61	0.025
36	0.025	62	0.025
37	0.025	63	0.025
38	0.025	64	0.025]
39	0.025
40	0.025
41	0.025
42	0.025
43	0.025

GVLCM II-2019sp	1c

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GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE	[35]
RIDER ISSUE DATE	[JAN 01 2019]
MAXIMUM AMOUNT OF		INITIAL AMOUNT OF TERM
TERM INSURANCE	[$250,000]	INSURANCE RIDER	[$50,000]

SPOUSE LEVEL TERM INSURANCE RIDER

THESE MAXIMUM COST OF INSURANCE CHARGES ARE FOR EACH $1,000 OF INSURANCE WHICH

REQUIRES A CHARGE

ATTAINED AGE	RATE	ATTAINED AGE	RATE

[18	0.08880	44	0.28553
19	0.09256	45	0.29306
20	0.09506	46	0.30310
21	0.09756	47	0.31314
22	0.10132	48	0.32318
23	0.10507	49	0.33573
24	0.11008	50	0.35457
25	0.11133	51	0.37717
26	0.11133	52	0.40230
27	0.11008	53	0.43246
28	0.10883	54	0.46515
29	0.11008	55	0.50415
30	0.11258	56	0.54820
31	0.11884	57	0.59857
32	0.12761	58	0.65780
33	0.13637	59	0.72465
34	0.14764	60	0.80040
35	0.16017	61	0.88886
36	0.17520	62	0.98756
37	0.19274	63	1.09906
38	0.20903	64	1.21961]
39	0.22658
40	0.24288
41	0.25793
42	0.27047
43	0.27675

GVLCM II-2019sp	1d

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GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]
RIDER ISSUE DATE	[JAN 01 2019]

CHILDREN’S LEVEL TERM INSURANCE RIDER

AMOUNT OF TERM INSURANCE FOR
EACH INSURED CHILD	[$25,000]

MONTHLY CHARGE	[$4.50]

GVLCM II-2019sp	1e

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GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

BASE SELECTED FACE AMOUNT

RISK CLASS: UNISMOKE

THESE MAXIMUM COST OF INSURANCE RATES ARE FOR EACH $1,000 OF INSURANCE

WHICH REQUIRES A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE

[18	0.08880	47	0.31314	76	4.33338
19	0.09256	48	0.32318	77	4.82551
20	0.09506	49	0.33573	78	5.37438
21	0.09756	50	0.35457	79	5.99875
22	0.10132	51	0.37717	80	6.72224
23	0.10507	52	0.40230	81	7.54760
24	0.11008	53	0.43246	82	8.51990
25	0.11133	54	0.46515	83	9.68286
26	0.11133	55	0.50415	84	11.04063
27	0.11008	56	0.54820	85	12.62827
28	0.10883	57	0.59857	86	14.46408
29	0.11008	58	0.65780	87	16.56667
30	0.11258	59	0.72465	88	18.92489
31	0.11884	60	0.80040	89	21.51271
32	0.12761	61	0.88886	90	24.28936
33	0.13637	62	0.98756	91	27.20110
34	0.14764	63	1.09906	92	30.22057
35	0.16017	64	1.21961	93	33.26588
36	0.17520	65	1.34926	94	36.21189
37	0.19274	66	1.48804	95	39.49197
38	0.20903	67	1.63857	96	43.54076
39	0.22658	68	1.80346	97	48.17250
40	0.24288	69	1.99308	98	53.49411
41	0.25793	70	2.21146	99	59.51520
42	0.27047	71	2.46789	100	0.00]
43	0.27675	72	2.76402
44	0.28553	73	3.09903
45	0.29306	74	3.47342
46	0.30310	75	3.88511

GVLCM II-2019sp	1f

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[GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]

TABLE OF MAXIMUM COST OF INSURANCE CHARGES

SUPPLEMENTAL SELECTED FACE AMOUNT

RISK CLASS: [UNISMOKE]

THESE MAXIMUM COST OF INSURANCE RATES ARE FOR EACH $1,000 OF INSURANCE

WHICH REQUIRES A CHARGE

ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE	ATTAINED AGE	MAXIMUM MONTHLY CHARGE

[18	0.08880	47	0.31314	76	4.33338
19	0.09256	48	0.32318	77	4.82551
20	0.09506	49	0.33573	78	5.37438
21	0.09756	50	0.35457	79	5.99875
22	0.10132	51	0.37717	80	6.72224
23	0.10507	52	0.40230	81	7.54760
24	0.11008	53	0.43246	82	8.51990
25	0.11133	54	0.46515	83	9.68286
26	0.11133	55	0.50415	84	11.04063
27	0.11008	56	0.54820	85	12.62827
28	0.10883	57	0.59857	86	14.46408
29	0.11008	58	0.65780	87	16.56667
30	0.11258	59	0.72465	88	18.92489
31	0.11884	60	0.80040	89	21.51271
32	0.12761	61	0.88886	90	24.28936
33	0.13637	62	0.98756	91	27.20110
34	0.14764	63	1.09906	92	30.22057
35	0.16017	64	1.21961	93	33.26588
36	0.17520	65	1.34926	94	36.21189
37	0.19274	66	1.48804	95	39.49197
38	0.20903	67	1.63857	96	43.54076
39	0.22658	68	1.80346	97	48.17250
40	0.24288	69	1.99308	98	53.49411
41	0.25793	70	2.21146	99	59.51520
42	0.27047	71	2.46789	100	0.00]]
43	0.27675	72	2.76402
44	0.28553	73	3.09903
45	0.29306	74	3.47342
46	0.30310	75	3.88511

GVLCM II-2019sp	1g

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[GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

CASH VALUE ACCUMULATION TEST

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	938%	47	355	76	150
19	907	48	344	77	147
20	878	49	333	78	143
21	849	50	322	79	140
22	821	51	311	80	137
23	794	52	301	81	135
24	768	53	292	82	132
25	742	54	282	83	130
26	718	55	273	84	127
27	694	56	264	85	125
28	671	57	256	86	123
29	648	58	248	87	121
30	626	59	240	88	120
31	605	60	233	89	118
32	584	61	226	90	117
33	565	62	219	91	115
34	546	63	212	92	114
35	527	64	206	93	113
36	510	65	200	94	112
37	493	66	195	95	111
38	477	67	189	96	110
39	461	68	184	97	108
40	446	69	179	98	106
41	432	70	174	99	104
42	418	71	170	100	100]]
43	405	72	165
44	392	73	161
45	379	74	157
46	367	75	154

GVLCM II-2019sp	1h

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[GROUP FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE CERTIFICATE

INSURED	[JOHN A. DOE]
CERTIFICATE NUMBER	[123456789]	INSURED’S AGE [35]

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

GUIDELINE PREMIUM TEST

THE MINIMUM DEATH BENEFIT ON ANY DATE IS A PERCENTAGE OF THE ACCOUNT VALUE ON THAT DATE. THE PERCENTAGES WHICH APPLY ARE SHOWN BELOW.

ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE	ATTAINED AGE	MINIMUM DEATH BENEFIT PERCENTAGE

[18	250%	47	203	76	105
19	250	48	197	77	105
20	250	49	191	78	105
21	250	50	185	79	105
22	250	51	178	80	105
23	250	52	171	81	105
24	250	53	164	82	105
25	250	54	157	83	105
26	250	55	150	84	105
27	250	56	146	85	105
28	250	57	142	86	105
29	250	58	138	87	105
30	250	59	134	88	105
31	250	60	130	89	105
32	250	61	128	90	105
33	250	62	126	91	104
34	250	63	124	92	103
35	250	64	122	93	102
36	250	65	120	94	101
37	250	66	119	95	100
38	250	67	118	96	100
39	250	68	117	97	100
40	250	69	116	98	100
41	243	70	115	99	100
42	236	71	113	100	100]]
43	229	72	111
44	222	73	109
45	215	74	107
46	209	75	105

GVLCM II-2019sp	1i

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DEFINITIONS

Administrative Office - Our Administrative Office is in [Springfield, Massachusetts]. The address is Massachusetts Mutual Life Insurance Company, [1295 State Street, Springfield, Massachusetts 01111-0001], or any such other address as we may designate in the future.

Attained Age - The Insured’s age on the Certificate Date, increased by one year on each Certificate Anniversary Date.

Beneficiary - A Beneficiary is any person named on our records to receive insurance proceeds after the Insured dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

Certificate Date, Certificate Anniversary Date, and Certificate Years - The Certificate Date is shown in the Certificate Specifications. It is the starting point for determining Certificate Anniversary Dates and Certificate Years. The first Certificate Anniversary Date is one year after the Certificate Date. The period from the Certificate Date to the day immediately preceding the first Certificate Anniversary Date, or from one Certificate Anniversary Date to the day immediately preceding the next Certificate Anniversary Date is called a Certificate Year.

Certificate Debt – the amount of outstanding loans plus accrued interest.

Certificate Specifications - The pages attached to this Certificate which set forth specific information with regards to the Certificate.

Insurer - The Insurer is Massachusetts Mutual Life Insurance Company. In this Certificate, the words “we,” “us,” and “our” refer to Massachusetts Mutual Life Insurance Company.

Insured - The Insured is the person whose life this Certificate insures.

Irrevocable Beneficiary - Any Beneficiary may be named an Irrevocable Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary.

Issue Date - The Issue Date is shown in the Certificate Specifications. The Issue Date is used to determine the start of the suicide and contestability periods.

Minimum Premium Amount - The Minimum Premium Amount is an estimate of the premium necessary to pay the monthly charges (other than the Mortality & Expense Risk Charge) until the next Planned Premium Due Date.

Monthly Calculation Date - The Monthly Calculation Date is the monthly date on which the monthly charges for the Certificate are due. The first Monthly Calculation Date is the Certificate Date. Subsequent Monthly Calculation Dates are the same day of each month.

Owner, you, your and yours - The Owner is the person who owns this Group Flexible Premium Variable Adjustable Life Insurance Certificate, as shown on our records.

Planned Premium Due Date - The Planned Premium Due Date is the first Monthly Calculation Date of each Planned Premium Frequency shown in the Certificate Specifications.

Policy - The Group Flexible Premium Variable Adjustable Life Insurance Policy issued to the Policyholder.

GVULCM-2015	2

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Policyholder - The Policyholder is an employer or sponsoring organization who purchases the Policy on behalf of its employees and is shown in the Certificate Specifications.

Total Selected Face Amount - The Total Selected Face Amount is the sum of the Base Selected Face Amount and the Supplemental Selected Face Amount. (The Base Selected Face Amount and Supplemental Selected Face Amount are shown in the Certificate Specifications.)

Valuation Date - A Valuation Date is any date on which the New York Stock Exchange (or its successor) is open for trading.

Valuation Period - A Valuation Period is the period of time from the end of one Valuation Date to the end of the next Valuation Date.

Valuation Time - A Valuation Time is the time the New York Stock Exchange (or its successor) closes on a Valuation Date. All actions which are to be performed on a Valuation Date will be performed as of the Valuation Time.

Written Request - A Written Request is a request in writing, satisfactory to us, received by us at our Administrative Office. In the future, we may also allow the telephone, Internet, or other electronic media to be used for certain transactions that currently require Written Requests. We will accept such requests only after the appropriate policies, procedures and security measures have been established.

GVULCM-2015	3

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LIFE BENEFITS

Life insurance provides a death benefit if the Insured dies while the Certificate is in force. There are also rights and benefits that are available before the Insured dies.

Rights Of Owner

While the Insured is living, the Owner may exercise all rights given by this Certificate or allowed by us. These rights include assigning the Certificate, changing Beneficiaries, changing Ownership, enjoying all Certificate benefits and exercising all Certificate options.

Assigning The Certificate

This Certificate may not be assigned without our approval. We will refuse or accept any request to assign this Certificate on a non-discriminatory basis.

For any assignment we accept to be binding on us, we must receive a Written Request and a signed copy of the assignment at our Administrative Office. We will not be responsible for the validity of any assignment. Unless otherwise specified by the Owner, any assignment accepted by us will take effect as of the date the notice of assignment is signed by the Owner, subject to any payments made or actions taken by us prior to receipt of this notice.

Once we receive and accept a signed copy of an assignment, the rights of the Owner and interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Certificate Debt. Certificate Debt is discussed in the Right To Make Loans provision.

Changing The Owner Or Beneficiary

While the Insured is living, the Owner or any beneficiary may be changed by Written Request. However, the Owner may not be changed without our approval. The consent of any Irrevocable Beneficiary is needed to change that beneficiary designation. We do not limit the number of changes that may be made. We will refuse or accept any requested change of Owner on a non-discriminatory basis. Any change accepted by us will take effect as of the date the request is signed, even if the Insured’s death occurs before we receive it. Each change will be subject to any payment we made or action we took before receiving the Written Request.

DEATH BENEFIT

The death benefit is the amount of money we will pay when we receive due proof at our Administrative Office that the Insured died while the Certificate was in force.

Amount Of Death Benefit

If the Insured dies while this Certificate is in force, the amount of the death benefit will be the amount provided by the Death Benefit Option in effect on the date of death, with these adjustments:

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•	We add the portion of any monthly Cost of Insurance charges already deducted, which applies to a period beyond the date of death; and

•	We deduct:
¡	Any Certificate Debt outstanding on the date of death; and
¡	Any unpaid monthly charges to the date of death.

Death Benefit Options

Two Death Benefit Options, described below, are available under this Certificate. The Death Benefit Option and the Base Selected Face Amount and the Supplemental Selected Face Amount are shown in the Certificate Specifications. The Minimum Death Benefit is discussed in the next provision.

Death Benefit Option A - Under this option, the amount of benefit is the greater of:

•	The Total Selected Face Amount in effect on the date of death; or
•	The Minimum Death Benefit in effect on the date of death.

Death Benefit Option B - Under this option, the amount of benefit is the greater of:

•	The Total Selected Face Amount in effect on the date of death plus the Certificate’s account value on the date of death; or
•	The Minimum Death Benefit in effect on the date of death.

Minimum Death Benefit

The Minimum Death Benefit on any date is a percentage of the Certificate’s account value on that date. The percentage for each Attained Age is shown in the Table Of Minimum Death Benefit Percentages in the Certificate Specifications.

Changes In The Death Benefit Option

While this Certificate is in force, the Death Benefit Option may be changed by Written Request. Any change from Death Benefit Option A to Death Benefit Option B will require evidence of insurability satisfactory to us.

Any change of the Death Benefit Option will take effect on the Monthly Calculation Date on, or next following, the later of:

•	The date we approve a Written Request for such change; or
•	The requested effective date of the change.

When We Pay

The death benefit will be paid within seven days after the date we receive at our Administrative Office due proof of the Insured’s death, and any other requirements necessary for us to make payment. However, we may delay payment of the death benefit during any period in which:

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•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our certificate owners; or
•	We are permitted by state law to delay such payment.

Interest On Death Benefit

We will add interest from the date of the Insured’s death to the date of a lump sum payment. The amount of interest will be computed using an effective annual rate not less than 3% or, if greater, the annual rate required by applicable law.

Suicide Exclusion

Except for any increases in the Base Selected Face Amount and/or Supplemental Selected Face Amount applied for after the Issue Date of the Certificate, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the Issue Date and while this Certificate is in force. The limited death benefit will be the amount of premiums paid for this Certificate, less any Certificate Debt and amounts withdrawn.

For any increases in the Base Selected Face Amount and/or Supplemental Selected Face Amount applied for after the Issue Date of the Certificate or a change from Death Benefit Option A to B, we will pay a limited death benefit if the Insured commits suicide, while sane or insane, within two years after the effective date of the increase or change and while it is in force. The limited death benefit will be an amount equal to the monthly deductions made for that increase or change. However, if the limited death benefit as described in the preceding paragraph is payable, there will be no death benefit for the increase or change.

If the Insured commits suicide, while sane or insane, within two years after this Certificate is reinstated and while the Certificate is in force, we will pay a limited death benefit. In this case, the limited death benefit will be any amount paid to reinstate this Certificate and any premiums paid thereafter, less any Certificate Debt and amounts withdrawn.

Any limited death benefit will be paid in one sum to the Beneficiary.

Increases In The Selected Face Amounts

While this Certificate is in force, the Base Selected Face Amount and/or the Supplemental Selected Face Amount may be increased upon Written Request and our approval. Evidence of insurability, satisfactory to us, may be required for each increase. Any increase must be in an amount of at least $5,000, unless we establish a lower minimum.

Any increase in the Base Selected Face Amount and/or Supplemental Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

•	The date we approve the increase; or
•	The requested effective date of the change.

Cost of Insurance Charges will reflect the increased face amount(s) and will be deducted beginning on the effective date of the increase.

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Limitations On Increases

No increase in the Base Selected Face Amount and/or Supplemental Selected Face Amount can become effective on or after the Certificate Anniversary Date after the Insured’s 80th birthday.

Documentation Of Increases

If the Base Selected Face Amount and/or Supplemental Selected Face Amount is increased we will send revised Certificate Specifications reflecting that increase.

Decreases In The Selected Face Amount(s)

While this Certificate is in force, the Base Selected Face Amount and/or Supplemental Selected Face Amount may be decreased upon Written Request satisfactory to us. The resulting Base Selected Face Amount after decrease must be at least $50,000. Face Amount decreases may also impact the tax status of the certificate, please see the Status for Federal Tax Purposes provision.

Any requested decrease in the Base Selected Face Amount and/or the Supplemental Selected Face Amount will be effective on the Monthly Calculation Date which is on, or next follows, the later of:

•	The date we approve the decrease; or
•	The requested effective date of the change.

Cost of Insurance Charges will reflect the decreased face amount(s) and will be deducted beginning on the effective date of the decrease.

PREMIUM PAYMENTS

Premiums are the payments that may be paid to us to purchase life insurance and to increase the account value of this Certificate. They also may be needed to keep this Certificate in force.

Minimum Initial Premium

The Minimum Initial Premium for this Certificate is shown in the Certificate Specifications.

Planned Premiums

The frequency and amount of the Planned Premium for this Certificate are shown in the Certificate Specifications. The frequency and amount of the Planned Premium may be changed by Written Request; the frequency may be monthly, quarterly, semiannually, or annually.

Timely payment of Planned Premiums does not guarantee that this Certificate will stay in force until the Insured has died.

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Premium Flexibility

After the Minimum Initial Premium has been paid, there is no requirement that any amount of premium be paid on any date. While this Certificate is in force, any amount of premium may be paid at any time while the Insured is living, subject to any Limit On Total Premium Payments shown in the Certificate Specifications.

Where To Pay Premiums

All premiums are payable to us at our Administrative Office or at the place shown for payment on the premium notice.

Right To Refund Premiums

We will automatically refund any amount of premium that exceeds any Limit On Total Premium Payments shown in the Certificate Specifications.

In addition, we have the right to promptly refund any amount of premium paid for this Certificate if application of that premium to the Certificate’s account value would increase the amount of insurance that requires a charge. See the Monthly Charges provision for a discussion of the amount of insurance that requires a charge.

Net Premium

A net premium is a premium we receive for this Certificate less the charges we deduct at that time. Net premium, expressed as a percentage of a premium we receive, will not be less than that shown in the Certificate Specifications.

Allocation Of Net Premiums

The allocation of each net premium will be in whole percentages and will be subject to any net premium allocation limitations stated in the Certificate Specifications.

Each net premium we receive before the Right To Return period expires will be allocated to the Guaranteed Principal Account. The Right To Return period is explained on the front cover of this Certificate.

Upon the expiration of the Right To Return period, we will allocate an amount equal to the Minimum Premium Amount to the Guaranteed Principal Account. Any excess will be allocated to the Guaranteed Principal Account and/or the divisions of the Separate Account in accordance with the net premium allocation then in effect.

With respect to subsequent net premiums, unless otherwise instructed by Written Request, we will allocate an amount equal to the Minimum Premium Amount due to the Guaranteed Principal Account. Any excess will be allocated to the Guaranteed Principal Account and/or the divisions of the Separate Account in accordance with the net premium allocation then in effect.

Upon the expiration of the Right To Return period, the net premium allocation specified in the Certificate application will remain in effect until changed by Written Request.

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THE SEPARATE ACCOUNT AND THE GUARANTEED

PRINCIPAL ACCOUNT

The Separate Account

The Separate Account shown in the Certificate Specifications is a separate investment account.

The Separate Account has several divisions. Each division invests in shares of an investment fund. The divisions and the investment funds available to the Owner are shown in the Certificate Specifications.

The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown in the Certificate Specifications.

We own the assets of the Separate Account. Those assets will be used only to support variable life insurance policies. The portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets that exceed the reserves and other liabilities of the Separate Account to our general account. Income, gains, and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income, gains, or losses.

Changes In The Separate Account

We have the right to establish additional divisions of the Separate Account, and to establish other investment options, from time to time. Amounts credited to any additional divisions established would be invested in shares of other investment funds. For any division, we have the right to substitute new investment funds or merge existing investment funds. We also have the right to eliminate any existing division of the Separate Account or any other investment option.

Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account, subject to the approval of the insurance supervisory official of the state of domicile of Massachusetts Mutual Life Insurance Company. If required, the process for obtaining approval of a material change from the applicable regulatory authority will be filed with the insurance supervisory official of the state where this Certificate is delivered. Further, if required, we will notify the Owner of any change at least 30 days prior to such material change.

We reserve the right to operate the Separate Account as a managed investment company under the Investment Company Act of 1940, or in any other form permitted by law.

Accumulation Units

Accumulation units are used to measure the variable account value of this Certificate. The value of a unit is determined as of the Valuation Time on each Valuation Date for valuation of the Separate Account. The value of any unit can vary from Valuation Date to Valuation Date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

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Purchase And Sale Of Accumulation Units

Accumulation units will be purchased or sold at the unit value as of the Valuation Time on the Valuation Date of purchase or sale. Accumulation unit value is discussed in the Accumulation Unit Value provision.

If we receive a premium or a Written Request that causes us to purchase or sell accumulation units, and we receive that premium or request before the Valuation Time on a Valuation Date, accumulation units will be purchased or sold as of that Valuation Date. Otherwise, accumulation units will be purchased or sold as of the next following Valuation Date.

The Guaranteed Principal Account

The Guaranteed Principal Account is part of our general investment account. It has no connection with, and does not depend on, the investment performance of the Separate Account.

We have the right to establish additional guaranteed principal accounts from time to time.

ACCOUNT VALUES

This Certificate provides that certain values (referred to as the “variable account values”) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This Certificate also provides that other values (referred to as the “fixed account values”) are based on the interest credited to the Guaranteed Principal Account. The account value of this Certificate is the variable account value plus the fixed account value.

Account Value Of Certificate

The account value of this Certificate on any date is the variable account value of the Certificate plus the fixed account value of the Certificate, both determined as of that date.

Variable Account Value Of Certificate

Net premiums, transfers, withdrawals, and monthly deductions are all reflected in the variable account value through the purchase or sale of accumulation units. The net investment experience is reflected in the value of the accumulation units.

The value of this Certificate’s accumulation units in a division of the Separate Account is equal to the accumulation unit value in that division on the applicable Valuation Date, multiplied by the number of those units in that division. How accumulation unit values are determined is discussed in Notes on our Computations Section.

The variable account value of this Certificate on any date is the total of the values on that date of this Certificate’s accumulation units in each division of the Separate Account.

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Fixed Account Value Of Certificate

The fixed account value of this Certificate is the accumulation at interest of:

•	The net premiums allocated to the Guaranteed Principal Account for this Certificate; plus
•	Any amounts transferred into the Guaranteed Principal Account for this Certificate from the Separate Account; less
•	Any amounts transferred and withdrawn from the Guaranteed Principal Account for this Certificate; and less
•	Any monthly charges deducted from the Guaranteed Principal Account for this Certificate.

The fixed account value of this Certificate earns interest at a rate not less than the Minimum Annual Interest Rate for the fixed account value shown in the Basis Of Computation section in the Certificate Specifications. Interest is earned daily.

For any fixed account value equal to any loaned portion of the Guaranteed Principal Account, the interest rate we use for any day will be the daily equivalent of the annual loan interest rate during the current Certificate Year less the loan interest rate expense charge.

The loan interest rate and the Maximum Loan Interest Rate Expense Charge are shown in the Certificate Specifications.

For any fixed account value in the non-loaned portion of the Guaranteed Principal Account, the interest rate we use will be the daily equivalent of a rate declared by us.

Transfers Of Values

Subject to the Limitations On Transfers provision below, the following transfers of the Certificate’s values may be made upon Written Request satisfactory to us received at our Administrative Office. These transfers are:

•

Transfers of values between divisions of the Separate Account. These transfers will be made by selling all or part of the accumulation units in a division and applying the value of the units sold to one or more other division of the Separate Account.

•

Transfers of values from one or more divisions of the Separate Account to the Guaranteed Principal Account. These transfers will be made by selling all or part of the accumulation units in one or more divisions and applying the value of the units sold to the non-loaned portion of the Guaranteed Principal Account.

•

Transfers of values from the Guaranteed Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

Transfers will be effective as of the Valuation Date specified in the Purchase And Sale Of Accumulation Units provision. All transfers made on one Valuation Date will be considered one transfer.

Limitations On Transfers

Transfers of the Certificate’s values may only be in whole-number percentages or dollar amounts.

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Except as described below, there is no limit on the number of transfers allowed, but we reserve the right to charge a maximum fee of $10 per transfer if there are more than twelve transfers in a Certificate Year.

We reserve the right to limit transfers in any Certificate Year, or to refuse any transfer request from an Owner, if:

•

We believe that excessive trading by the Owner, or a specific transfer request, or a group of transfer requests, may have a detrimental effect on the accumulation unit values of any division or the share prices of any investment fund, or would be detrimental to other certificate owners; or

•

We are informed by one or more investment funds that they intend to restrict the purchase of investment fund shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the price of investment fund shares.

Only one transfer may be made from the Guaranteed Principal Account in any Certificate Year and any transfer from the Guaranteed Principal Account cannot be more than 25% of the fixed account value of this Certificate (excluding Certificate Debt) on the date the transfer is made. All transfers made on one Valuation Date are considered one transfer.

However, if in each of the previous three Certificate Years 25% of the fixed account value has been transferred and there have been no premium payments or transfers to the Guaranteed Principal Account (except as the result of a loan), up to 100% of the fixed account value of this Certificate (excluding Certificate Debt) may be transferred to the Separate Account.

All values may be transferred to the Guaranteed Principal Account at any time, regardless of the number of transfers previously made.

These limitations do not apply to transfers resulting from a Certificate loan.

MONTHLY CHARGES

Monthly Charges

Monthly charges will be deducted from the account value of this Certificate. These charges are due on each Monthly Calculation Date.

Mortality & Expense Risk Charges will be taken from the divisions of the Separate Account in proportion to the values of this Certificate in each of those divisions. All other monthly charges for this Certificate will be taken from the Guaranteed Principal Account until exhausted and then from the divisions of the Separate Account in proportion to the values of this Certificate in each of those divisions. For each Monthly Calculation Date, deductions will be made, and values will be determined, on the Valuation Date which is on, or next follows, the latest of:

•	The date we receive the initial premium for the Certificate;
•	That Monthly Calculation Date; and
•	The date we receive the amount of premium needed to prevent termination in accordance with the Grace Period And Termination provision.

Deductions from the Separate Account are made by selling accumulation units at their value on the Valuation Date determined above.

We assess monthly charges of three types:

1.

Mortality & Expense Risk Charge.  This charge will be determined by multiplying one-twelfth of the Mortality & Expense Risk Charge Percentage by the variable account value. The Mortality & Expense Risk Charge Percentage will be determined by us. This percentage will not exceed the Maximum Mortality & Expense Risk Charge Percentage shown in the Certificate Charges And Fees section of the Certificate Specifications.

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2.

Cost of Insurance Charge.  The amount of this charge is equal to the monthly cost of insurance rate multiplied by each $1,000 of the amount(s) of insurance that requires a charge. Monthly cost of insurance rates will be set by us from time to time. We may set different monthly cost of insurance rates for the Base Selected Face Amount and the Supplemental Selected Face Amount. These rates will never be more than the maximum rates shown in the Table Of Maximum Cost Of Insurance Rates in the Certificate Specifications.

We have the right to charge less than the maximum charges shown in the Table. This charge may be based on our expectations of future mortality, investment earnings, persistency and expense results, capital and reserve requirements, taxes, and future profits.

The amount of insurance that requires a charge is determined separately for the Base Selected Face Amount and Supplemental Selected Face Amount. This computation is made as of the date the charge is due. All amounts are computed as of that date as follows:

(a)	We compute the account value after all additions and deductions other than the deduction of the Cost of Insurance Charge and any Rider Charge.

(b)	To calculate the Cost of Insurance Charge attributable to the Base Selected Face Amount:

(1)	The amount of benefit attributable to the Base Selected Face Amount will be:

●	for Death Benefit Option A, the greater of (i) the Base Selected Face Amount and (ii) the Minimum Death Benefit; or
●	for Death Benefit Option B, the greater of (i) the Base Selected Face Amount plus the Certificate’s account value as computed in (a) above and (ii) the Minimum Death Benefit.

The Minimum Death Benefit used here is based on the account value computed in (a) above.

(2)

We divide the amount of benefit determined in (b)(1) above by an amount equal to 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the fixed account value shown in the Basis Of Computation section of the Certificate Specifications.

(3)

We subtract the account value, as computed in (a) above, from the amount of benefit for the Base Selected Face Amount determined in (b)(2) above. The result is the amount of insurance that requires a charge for the Base Selected Face Amount.

(c)	To calculate the Cost of Insurance Charge attributable to the Supplemental Selected Face Amount:

(1)	The amount of benefit attributable to the Supplemental Selected Face Amount will be the Supplemental Selected Face Amount reduced by the excess, if any, of the Minimum Death Benefit over:

●	for Death Benefit Option A, the Base Selected Face Amount; or
●	for Death Benefit Option B, the Base Selected Face Amount plus the Certificate’s account value as computed in (a) above.

The resulting amount of benefit will not be less than zero.

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The Minimum Death Benefit used here is based on the account value computed in (a) above.

(2)

We divide the amount of benefit determined in (c)(1) above by an amount equal to 1 plus the monthly equivalent (expressed as a decimal fraction) of the minimum annual interest rate for the fixed account value shown in the Basis Of Computation section of the Certificate Specifications. The result is the amount of insurance that requires a charge for the Supplemental Selected Face Amount.

3.

Rider Charge.  The monthly Rider Charge is the sum of the monthly charges for any riders in effect on the Monthly Calculation Date. The rates used to calculate the monthly charges will not exceed the rates shown in the tables of charges for those riders.

Grace Period And Termination

If the account value less any Certificate Debt is not enough to pay the monthly charges due on a Monthly Calculation Date, we allow a grace period for payment of the amount of premium needed to increase the account value so that the unpaid balance of the monthly deduction can be made.

This grace period begins on the date the deduction is due. It ends on the later of 61 days after that date or 31 days after we have mailed a written notice to the Owner at the last known address shown in our records. This notice will state the amount required to increase the account value to cover the charges.

During the grace period, this Certificate will continue in force. The Certificate will terminate without value if we do not receive payment of the required amount by the end of the grace period.

REINSTATEMENT

When Reinstatement Can Be Made

After this Certificate has terminated, it may be reinstated - that is, put back in force. However, the Certificate cannot be reinstated if it has been fully surrendered for its cash surrender value. Reinstatement must be made within 3 years after the date of termination and during the Insured’s lifetime.

Requirements To Reinstate

Evidence of insurability satisfactory to us is required to reinstate. A premium is also required as a cost to reinstate. That premium must be no less than the amount necessary to produce a Certificate account value equal to three times the monthly charges due on the Monthly Calculation Date which is on, or next follows, the date of reinstatement.

Our rights to contest the validity of this Certificate begin again on the date of reinstatement. See the Representations And Contestability and Suicide Exclusion sections of the Certificate.

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SURRENDERS AND WITHDRAWALS

Right To Surrender

This Certificate may be fully surrendered for its cash surrender value at any time while the Insured is living. Surrender will be effective on the Valuation Date we receive a Written Request to surrender, unless you select a later effective date. If we receive your surrender request on a date that is not a Valuation Date or after the end of a Valuation Date, your surrender will be effective on the next Valuation Date.

The Certificate will terminate as of the effective date of the surrender.

Cash Surrender Value

The cash surrender value of this Certificate is equal to the account value less any Certificate Debt.

Making Withdrawals

A withdrawal may also be referred to as a partial surrender. After the first Certificate Year, withdrawals may be made by Written Request at any time while the Certificate is in force and the Insured is living. A withdrawal will be effective on the Valuation Date we receive the Written Request. Withdrawal requests received on a date that is not a Valuation Date or after the end of a Valuation Date will be effective on the next Valuation Date. The request must state the account(s) from which the withdrawal will be made. For any withdrawal from the Separate Account, the request must also state the division(s) from which the withdrawal will be made. If this information is not provided, we will withdraw the amount pro rata from the Separate Account divisions and the Guaranteed Principal Account based on the non-loaned account values in each.

The amount of a withdrawal includes the applicable withdrawal charge. Withdrawals from the Guaranteed Principal Account will be made by reducing the value in that account to provide the amount of the withdrawal.

Withdrawals from a division(s) of the Separate Account will be made by selling a sufficient number of accumulation units to provide the amount of the withdrawal. Each withdrawal will be subject to the following rules:

•	The minimum amount of a withdrawal is $500;
•	A withdrawal charge of up to 2% of the amount of the withdrawal, but not more than $25, will be deducted from the amount of the withdrawal; and
•	The maximum total withdrawal amount cannot exceed the account value; less
¡	any outstanding Certificate Debt; less
¡	an amount equal to (i) one plus the number of Monthly Calculation Dates remaining until the next Planned Premium Due Date; multiplied by (ii) the most recent monthly charges.

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If Death Benefit Option A is in effect, upon a withdrawal we will decrease the Total Selected Face Amount as needed to prevent an increase in the amount of insurance that requires a charge, unless we receive evidence of insurability satisfactory to us. If you do not specify, any decrease will be applied first to the Supplemental Selected Face Amount and then, if necessary, to the Base Selected Face Amount.

Revised Certificate Specifications will be sent to the Owner to reflect these changes.

Example:

You make a withdrawal without furnishing us satisfactory evidence of insurability. Just before the withdrawal, your Certificate has a Base Selected Face Amount of $500,000 and an account value of  $200,000. Under Death Benefit Option A, the amount of insurance that requires a charge is $500,000 minus $200,000, or $300,000. If you make a withdrawal of $50,000, the account value would be reduced to $150,000. The amount of insurance that requires a charge would otherwise be increased to $350,000 ($500,000 - $150,000). To prevent this increase, the Base Selected Face Amount will be reduced to $450,000 and the amount of insurance that requires a charge will remain $300,000. (In this example, the Minimum Death Benefit percentage is assumed to be less than the Base Selected Face Amount and the minimum annual interest rate is assumed to be zero.)

How We Pay

Any withdrawal or full surrender made will be paid in one sum.

We may delay paying any full surrender or withdrawal value from the Guaranteed Principal Account for up to six months from the date we receive a Written Request. If payment is delayed, interest will be added at an effective annual interest rate determined by us. The effective annual rate will not be less than 3% or, if greater, the annual rate required by applicable law.

We may delay paying any full surrender or withdrawal value from the Separate Account during any period that:

•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our certificate owners; or
•	We are permitted by state law to delay such payment.

LOANS

Right To Make Loans

Loans can be made on this Certificate at any time after six months from the Certificate Date while the Insured is living. However, the Certificate must be properly assigned to us before the loan is made. No other collateral is needed.

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Effect Of Loan

The Guaranteed Principal Account consists of a loaned portion and a non-loaned portion. We hold all loan amounts and the interest earned thereon in the loaned portion. The remainder of the Guaranteed Principal Account is held in the non-loaned portion.

When a loan is requested, a transfer is made from the Separate Account and the non-loaned portion of the Guaranteed Principal Account to the loaned portion of the Guaranteed Principal Account. The amount of this transfer from each division of the Separate Account and the non-loaned portion of the Guaranteed Principal Account is in proportion to the values of the Certificate in each of those divisions and in the non-loaned portion of the Guaranteed Principal Account at the time of the loan. Any such transfer is made by selling accumulation units in the division and applying the value of those units to the loaned portion of the Guaranteed Principal Account on the date the loan is made.

Any interest added to the loan will be treated as a new loan under this provision.

The amounts in the loaned portion and the non-loaned portion of the Guaranteed Principal Account will earn interest as described in the Interest On Fixed Account Value provision.

Maximum Loan Available

For this Certificate, the maximum amount that can be borrowed on any date is equal to:

•	100% of this Certificate’s account value on that date; less
•	Any outstanding Certificate Debt; less
•	an amount equal to (i) one plus the number of Monthly Calculation Dates remaining until the next Planned Premium Due Date; multiplied by (ii) the most recent monthly charges.

Interest On Loans

We will charge a fixed interest rate on any loan. The annual loan interest rate is shown in the Certificate Specifications.

Interest is not due in advance. Interest is charged in arrears and is due on each Certificate Anniversary Date. If interest is not paid when due, it will be added to the loan and will bear interest at the rate payable on the loan.

Example:

You have a loan of $100,000 at an annual rate of 4%. The interest due on the Certificate Anniversary Date is $4,000. If it is not paid on that date, we will add it to the outstanding loan. The outstanding loan will then be $104,000, and interest will be charged on this amount from then on.

Certificate Debt Limit

Certificate Debt may not equal or exceed the Certificate’s account value. If this limit is reached, we can terminate this Certificate. To terminate for this reason we must mail written notice to the Owner and any assignee shown on our records at their last known addresses.

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This notice will state the amount that will reduce the Certificate Debt to an amount that is less than the Certificate Debt limit. If we do not receive payment of such sum within the later of 61 days after the date the limit is reached or 31 days after we have mailed a written notice to the Owner at the last known address shown in our records, the Certificate will terminate without value.

Repayment Of Certificate Debt

All or part of any Certificate Debt may be repaid at any time while this Certificate is in force. The repayment will be first applied to pay accrued interest until exhausted and any remainder will be applied to reduce the remaining Certificate Debt.

Any repayment of Certificate Debt will result in the transfer of Certificate account value equal to the repayment out of the loaned portion of the Guaranteed Principal Account and the application of that amount to each division of the Separate Account and to the non-loaned portion of the Guaranteed Principal Account in accordance with the net allocation in effect.

Other Borrowing Rules

We may delay the granting of any loan amount coming from Guaranteed Principal Account for up to six months.

We may delay the granting of any loan amount coming from the Separate Account during any period that:

•	The New York Stock Exchange (or its successor) is closed, except for normal weekend or holiday closings, or trading is restricted; or
•	The Securities and Exchange Commission (or its successor) determines that a state of emergency exists; or
•	The Securities and Exchange Commission (or its successor) permits us to delay payment for the protection of our certificate owners; or
•	We are permitted by state law to delay such payment.

THIS CERTIFICATE IS NON-PARTICIPATING

This Certificate is non-participating, which means it will not share in any dividends we pay or any surplus we may accrue from this Certificate or any other certificates.

GENERAL PROVISIONS

Entire Contract

The Policy under which this Certificate is issued is a legal contract between the Policyholder and us.

The entire contract consists of:

•	The Policy and all amendments, and the Policy application;
•	The Certificate and all amendments, and the Certificate application;

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•	All attached rider(s) and endorsement(s), and applications; and
•

All supplemental application(s), including without limitation all applications to increase the Base Selected Face Amount and/or Supplemental Selected Face Amount, and/or to change the Death Benefit Option from A to B.

We have issued the Policy in return for the Policy application. We have issued this Certificate in return for the Certificate application, if any, and the payment of premiums for the Certificate. Any change or waiver of the terms of the Policy or any Certificate must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Continuation Of Insurance

If the Policy, under which this Certificate is issued, terminates or if the Insured becomes disassociated from the Policyholder, any insurance then in effect can remain in force. Certificate premiums will then be payable directly to us. If the insurance remains in force, the monthly insurance rate used to calculate the Cost of Insurance Charge may increase; however, the rate will never be more than the maximum rates shown in the Table Of Maximum Cost Of Insurance Rates.

Representations And Contestability

We rely on all statements made by or for the Insured in the applications. Those statements are considered to be representations and not warranties.

We reserve the right to bring legal action to contest the validity of this Certificate including any riders and endorsements, or any Certificate change requiring evidence of insurability, for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the initial application or in a subsequent application, and a copy of that application must have been attached to (or sent to the Owner for attachment to) and made a part of this Certificate.

Except for any Certificate change or reinstatement requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of this Certificate after the Certificate has been in force during the lifetime of the Insured for a period of two years from its Issue Date.

For any Certificate change requiring evidence of insurability, we cannot, in the absence of fraud, contest the validity of the change, after the change has been in effect for two years during the lifetime of the Insured.

If evidence of insurability is required to reinstate this Certificate (see the Reinstatement section), our right to contest the validity of this Certificate begins again on the date of reinstatement for statements made in the reinstatement application. We cannot, in the absence of fraud, contest the reinstated Certificate after it has been in force during the lifetime of the Insured for a period of two years after the reinstatement date.

Misstatement Of Age

If the Insured’s date of birth as given in the Certificate application is not correct, an adjustment will be made. If the adjustment is made when the Insured dies, the death benefit will reflect the amount provided by the most recent monthly insurance charge according to the correct age. If the adjustment is made before the Insured dies, then future monthly deductions will be based on the correct age.

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Meaning Of In Force

“In force” means that the insurance provided by the Certificate has not terminated. The Certificate will be in force from its Issue Date.

This Certificate will continue in force to the Insured’s death if:

•	the Certificate is not fully surrendered; and
•	the Certificate has not terminated without value.

Paid-up Certificate Date

The Paid-up Certificate Date is shown in the Certificate Specifications. It is the Certificate Anniversary Date on or next following the Insured’s 100th birthday. Starting on this date and at all times thereafter, the Base Selected Face Amount will equal the account value, the Supplemental Selected Face Amount will be zero, and the Death Benefit Option will be Death Benefit Option A. Monthly charges will continue to be deducted from the account value of the Certificate but Cost of Insurance charges will equal $0. Premium payments will no longer be accepted.

Status For Federal Tax Purposes

This Certificate is intended to qualify under Section 7702 of the Internal Revenue Code as a “life insurance contract” for federal tax purposes. To maintain its status as a “life insurance contract” we will monitor the Certificate for compliance with the limits established by the Internal Revenue Code. In any Certificate Year, we reserve the right to take any action we deem necessary to maintain the status of the Certificate, including the right to refund premium or to distribute to you a portion of the account value. We may adjust the applicable limits to reflect any Certificate change(s) we permit, but we may also restrict or deny any change to the Certificate benefits (such as rider additions, rider removal or reduction, withdrawals, or face amount decreases) to the extent required to maintain the Certificate’s status.

Annual Report

Each year, within 30 days after the Certificate Anniversary Date, we will mail a report to the Owner. There will be no charge for this report. This report will show the account value at the beginning of the previous Certificate Year and all premiums paid since that time. It will also show the additions to, and deductions from, the account value during that Certificate Year, and the account value, death benefit, cash surrender value, and Certificate Debt as of the end of that Certificate Year.

This report will also include any additional information required by applicable law or regulation.

Amending This Certificate

This Certificate may be amended from time to time as may be required to meet the definition of “life insurance” under the Internal Revenue Code.

Evidence of insurability is not needed to amend this Certificate in accordance with this provision.

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NOTES ON OUR COMPUTATIONS

Net Investment Factor

The Net Investment Factor for each division of the Separate Account is determined by dividing A by B where:

A equals: (i) the net asset value per share of each investment fund held by a division for the current Valuation Period; plus (ii) any dividend per share declared on behalf of such investment fund that has an ex-dividend date within the current Valuation Period; plus (iii) the cumulative charge or credit for taxes reserved which is determined by us to have resulted from the operation or maintenance of the division; and

B equals: the net asset value per share of the investment fund held by the division for the immediately preceding Valuation Period.

Accumulation Unit Value

The value of an accumulation unit in each division was set at $1.00000000 on the first Valuation Date selected by us. The value on any Valuation Date thereafter is equal to the product of the net investment factor for that division for the Valuation Period which includes that Valuation Date and the accumulation unit value on the preceding Valuation Date.

The accumulation unit value may increase or decrease from Valuation Date to Valuation Date.

Adjustments Of Units And Values

We have the right to split or consolidate the number of accumulation units credited to the Certificate, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of the Certificate, or on the Owner, Insured, any Beneficiary, any assignee or other person, or on us.

Basis Of Computation

The Basis Of Computation is the monthly insurance table and interest rate we use to determine:

•	The maximum Cost of Insurance Charges; and
•	The minimum annual interest earned on the fixed account value of the Certificate.

The basis of computation for the cash surrender value, for the maximum Cost of Insurance Charges, and for the minimum interest earned on the fixed account value of this Certificate is shown in the Certificate Specifications. The maximum cost of insurance rates described in the Table of Maximum Cost of Insurance Charges shown in the Certificate Specifications applies to amounts in a standard underwriting classification. We reserve the right to make appropriate modifications to this table for any amount which is not in a standard underwriting classification.

Method Of Computing Values

When required by the state where the Policy was delivered, we filed a detailed statement of the method we use to compute the Policy benefits and values. These benefits and values are not less than those required by the laws of that state.

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Massachusetts Mutual Life Insurance Company

Springfield, MA 01111-0001

Group Flexible Premium Variable Adjustable Life Insurance Certificate

This Certificate provides that:

Insurance is payable upon death of the Insured.

Within specified limits, flexible premiums may be paid during the Insured’s lifetime.

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